Reflect Scientific, Inc. Announces It Has Completed The Acquisition Of All Temp Engineering

Orem, Utah  (BUSINESS WIRE) Tuesday, January 23, 2007   Reflect Scientific,
Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply and distribution of Scientific equipment and related supplies to the Life Sciences industry announces the Company has completed the closing of the merger agreement with All Temp Engineering, a California corporation.

All Temp Engineering will be integrated into Cryometrix Inc. and both businesses will operate from a new facility located in San Jose, California. Technology, marketing and other resource sharing will enable All Temp and the Cryometrix Products group to take advantage of synergistic and growing market opportunities while improving the overall efficiency of their operations. "The outlook for both businesses is excellent and this merger has strengthened our foundation to facilitate and support their future growth" remarked Mr. John Hammerman, General Manager, Cryometrix Inc.

About All Temp Engineering:

All Temp Engineering is located in San Jose, California and has been providing engineered solutions and services to the cryogenics and controlled environments industry for over 23 years. All Temp serves over 1,450 companies in business sectors such as Biotech, Pharmaceutical, Medical Device, Research, Universities, Semiconductor, Aerospace, Military and Industrial Food Processing.

About Reflect Scientific:

Reflect Scientific provides Scientific products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 13 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.